EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2013
First Quarter Results and Declares Quarterly Dividend
• EPS up 14% on 5.3% sales gain

CLEVELAND, OH (October 23, 2012) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2013 sales and earnings for the three months ended September 30, 2012.

Net sales for the first quarter increased to $610.5 million from $579.6 million in the comparable period a year ago. Net income for the quarter increased to $29.5 million, or $0.70 per share, compared to $26.4 million, or $0.61 per share, last year.

Commenting on results, Applied's Chief Executive Officer Neil A. Schrimsher said, “We continued to leverage our sales growth into solid earnings performance, converting a 5.3% sales increase to an 11.9% improvement in net income and a 14% increase in earnings per share. In addition, our strong operating margin of 7.3% for the quarter reflects the numerous initiatives we have in place to increase our efficiency, productivity and profitability.

“We are actively implementing and driving our long-range strategic plan throughout the organization. Applied associates are building upon our strong capabilities, expanding our value-add and generating success with our customers. We have great potential and excellent opportunities for growth and increased profitability - organically, via acquisition and through our technology investments. In the current macroeconomic industrial environment, we are maintaining our full-year fiscal 2013 earnings per share guidance of $2.90 to $3.05, while we are adjusting our revenue growth expectations to 6% to 10%.”

In addition, Mr. Schrimsher announced today that the Company's Board of Directors declared a quarterly cash dividend of $0.21 per common share, payable on November 30, 2012, to shareholders of record on November 15, 2012.

The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on
October 23, 2012. To join the call, dial 1-888-771-4371 or 1-847-585-4405 (for International callers) prior to the scheduled start using passcode 33464732. A live audio webcast can be accessed online at www.applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 33464732.

With approximately 500 facilities and 4,900 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than four million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

# # #

For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2012	2011
Net Sales	$610,519	$579,574
Cost of sales	445,986	420,870
Gross Profit	164,533	158,704
Selling, distribution and administrative,
including depreciation	120,215	115,437
Operating Income	44,318	43,267
Interest expense, net	25	47
Other (income) expense, net	(459)	1,932
Income Before Income Taxes	44,752	41,288
Income Tax Expense	15,220	14,906
Net Income	$29,532	$26,382
Net Income Per Share - Basic	$0.70	$0.62
Net Income Per Share - Diluted	$0.70	$0.61
Average Shares Outstanding - Basic	41,966	42,397
Average Shares Outstanding - Diluted	42,477	42,961

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the quarters ended September 30, 2012 and 2011.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2012	2012
Assets
Cash and cash equivalents	$56,673	$78,442
Accounts receivable, less allowances of $8,239 and $8,332	325,753	307,043
Inventories	268,960	228,506
Other current assets	35,709	51,771
Total current assets	687,095	665,762
Property, net	84,357	83,103
Goodwill	94,626	83,080
Intangibles, net	90,087	84,840
Other assets	45,602	45,398
Total Assets	$1,001,767	$962,183

Liabilities
Accounts payable	$145,932	$120,890
Other accrued liabilities	96,075	109,279
Total current liabilities	242,007	230,169
Other liabilities	56,661	59,883
Total Liabilities	298,668	290,052
Shareholders' Equity	703,099	672,131
Total Liabilities and Shareholders' Equity	$1,001,767	$962,183

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended September 30,
	2012	2011

Cash Flows from Operating Activities
Net income	$29,532	$26,382
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	3,022	2,818
Amortization of intangibles	3,055	2,809
Amortization of stock appreciation rights and options	809	633
Gain on sale of property	(117)	(386)
Other share-based compensation expense	1,035	1,260
Changes in assets and liabilities, net of acquisitions	(13,456)	(17,371)
Other, net	67	256
Net Cash provided by Operating Activities	23,947	16,401
Cash Flows from Investing Activities
Property purchases	(3,892)	(7,142)
Proceeds from property sales	243	637
Net cash paid for acquisition of businesses, net of cash acquired	(35,409)	(1,241)
Net Cash used in Investing Activities	(39,058)	(7,746)
Cash Flows from Financing Activities
Purchases of treasury shares		(18,178)
Dividends paid	(8,867)	(8,099)
Excess tax benefits from share-based compensation	1,168	149
Acquisition holdback payments	(760)
Exercise of stock appreciation rights and options	36	84
Net Cash used in Financing Activities	(8,423)	(26,044)
Effect of Exchange Rate Changes on Cash	1,765	(485)
Decrease in cash and cash equivalents	(21,769)	(17,874)
Cash and cash equivalents at beginning of period	78,442	91,092
Cash and Cash Equivalents at End of Period	$56,673	$73,218